Exhibit 10.68

SECOND AMENDED AND RESTATED
AGREEMENT FOR ADMINISTRATIVE SERVICES

This SECOND AMENDED AND RESTATED AGREEMENT FOR ADMINISTRATIVE SERVICES (the “Agreement”), dated as of January 1, 2009 (the “Effective Date”), by and among RESACA EXPLOITATION, INC, a Texas corporation (“Company,” formerly known as RESACA EXPLOITATION, LP, a Delaware limited partnership); TORCH ENERGY ADVISORS INCORPORATED, a Delaware corporation (“Contractor”); and TORCH ENERGY SERVICES, INC., a Texas Corporation (“TES”). Company and Contractor shall be referred to herein individually as a “Party” and collectively as the “Parties.” TES joins in this Agreement solely for the purposes of Section 7.14.

RECITALS:

A.             Company is owner of certain oil and gas and oil, gas and mineral leases (the ‘Leases”) and wells (“Wells”) existing or to be drilled on lands covered by the Leases in (a) the Cooper Jal Unit, located in Lea County, New Mexico; (b) the Penwell Complex, located in Ector and Crane Counties, Texas; (c) the Kermit Complex, located in Winkler County, Texas; and (d) additional Wells located in Lea and Eddy Counties, New Mexico and in Crane, Ector, Pecos, Howard, Mitchell, and Winkler Counties, Texas, plus any additional leases, wells or other properties acquired by Company after the Effective Date (collectively, the “Properties”);

B.              Company determined that it would be beneficial to retain Contractor to provide administrative services to Company on a contract basis;

C.              Company and TES are parties to that certain Agreement for Operational, Accounting & Financial Services, effective as of May 1, 2006 as amended and restated by that certain Amended and Restated Agreement for Operational, Accounting and Financial Services dated as of July 11, 2008, (the “Original Agreement”) pursuant to which TES provides operational, accounting and financial services to Company for the Wells and Properties;

D.              Company and Contractor are parties to that certain Co-Employer Agreement, dated as of July 11, 2008, as amended and restated by that certain Amended and Restated Co-Employer Agreement, dated of even date herewith, (the “Co-Employer Agreement”) pursuant to which Company and Contractor share a co-employer relationship with respect to certain employees and wherein Company and Contractor each agree to assume certain federal, state, statutory, common law, and regulatory employer responsibilities and liabilities as co-employers concerning certain of their employees (such employees who are co-employed by Company and Contractor pursuant to the terms of the Co-Employer Agreement are referred to herein collectively as the “Employees” and each is an “Employee”);

E.              Company, TES and Contractor desire to amend and restate the Original Agreement so that Contractor, rather than TES, can perform the Services (as defined below) and for the Parties to memorialize in writing their agreements with respect to the administrative and accounting operation of and accounting for the Wells, including enhancement of production from the Properties;

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the receipt and sufficiency of which consideration is hereby acknowledged Company, Contractor and TES hereby agree as follows:

ARTICLE 1.
DELEGATION TO CONTRACTOR

Section 1.01   Delegation of Duties. Company hereby delegates its duties to perform the services set forth on the attached Exhibit A (collectively, the “Services”) to Contractor, and Contractor hereby agrees to undertake, perform and discharge such duties on behalf of Company. All such Services shall be conducted in a good and workmanlike manner as would a reasonably prudent service provider with respect to the administration of oil and gas properties. The operational consulting services described in Exhibit A as well as the performance of other administrative services reasonably requested by Company but not described in Exhibit A shall be performed at the discretion of Contractor.

Section 1.02   Employees. The Parties agree that the employees performing the Services hereunder shall be the Employees and the selection of the Employees, their hours of labor, and their compensation for Services performed shall be determined by Contractor and Company. Notwithstanding the foregoing, employees of a subcontractor of Contractor may perform the Services as well, and such subcontractor shall be responsible for all employee benefits (including, without limitation, compensation) for such employees.

Section 1.03   Compensation of Contractor. Contractor shall be compensated at the rates set forth in Exhibit B attached hereto. Invoicing and payment shall occur in conformance with the provisions of Exhibit B. Any dispute related to compensation of Contractor, invoicing, or payment will be governed by principles established and published by the Council of Petroleum Accounting Societies (COPAS) in the COPAS 2005 Accounting Procedure.

Section 1.04   Third Party Invoices. Contractor shall receive third party invoices with respect to the Services. Contractor will review and approve such invoices. Company will then pay or cause to be paid such invoices promptly. At no time shall Contractor be responsible for payment of third party invoices.

Section 1.05   Status of Contractor. Contractor shall be an independent contractor with respect to the performance of its obligations hereunder and shall have complete right and authority to control and direct the Services provided hereunder. Notwithstanding the foregoing, the Parties agree that nothing herein shall amend, modify or terminate their respective obligations under the Co-Employer Agreement.

Section 1.06   Insurance. Contractor shall obtain and maintain in force insurance in the minimum amounts as follows:

(a)               Commercial General Liability Insurance with a minimum combined single limit of $1 million per occurrence and minimum general aggregate limit of $2 million;

(b)              Worker’s Compensation Insurance or any alternative plan or coverage as permitted or required by applicable law and employer’s liability insurance with a minimum occurrence limit of $1,000,000;

(c)               Automobile Liability Insurance covering use of all owned, non-owned and hired automobiles with a minimum combined single limit of $1 million per occurrence for bodily injury and property damage liability; and

(d)              Excess Liability Insurance of at least $5,000,000 per occurrence, excess of (a) and (c) above.

Company will maintain insurance coverage with respect to its obligations hereunder of the same kind and in the same amounts as required of Contractor under Section 1.06(a), (c) and (d) of this Agreement. Notwithstanding anything in this Section 1.06, the Parties do not intend to limit either Party’s liabilities hereunder to the insurance coverage required herein unless it is judicially determined that such limits apply. Company will be added as an additional insured on all of the policies except those listed in Section 1.06(b) and will be provided a certificate of insurance on all insurance detailed above. Cancellation or decrease in coverage by either Party shall require thirty (30) days advance written notice to the other Party. Unless Contractor is entitled to indemnification under Article 5 below, Contractor agrees that its policies will be primary without right of contribution from Company or its insurance policies. Contractor (together with its insurers) further agrees to waive its right of subrogation against Company. Company (together with it insurers) further agrees to waive rights of subrogation against Contractor.

ARTICLE 2.
PERFORMANCE OF SERVICES

Section 2.01   Day-to-Day Performance. Contractor shall be entitled to use its reasonable discretion in making day-to-day decisions incident to the normal performance of the Services. It is the intent of the Parties that, during the term of this Agreement, Contractor shall perform the Services with respect to all of the Properties for so long as they may be owned by Company. Contractor shall conduct all Services in a good and workmanlike manner as would a reasonably prudent service provider with respect to the administration of oil and gas properties and in accordance with all applicable laws, rules, regulations, lease provisions and other contractual obligations.

Section 2.02   Access to Properties and Information. Company shall have access at all times to any information pertaining to the development or administration of the Wells and Properties, including Contractor’s books and records relating thereto. Contractor, upon request, shall furnish to Company copies of all forms or reports filed with governmental agencies.

Section 2.03   Compliance with Laws and Regulations. In discharging Company’s duties hereunder, Contractor shall comply with all rules, regulations, and orders of any duly constituted regulatory agency of the state in which the Properties are located, and all other applicable federal, state and local laws, ordinances, rules, regulations, and orders. Company hereby authorizes Contractor to prepare and file such instruments, documents, or forms with such regulatory agencies as may be required by said laws, rules, regulations, and orders. If Contractor becomes aware of an alleged violation for which Company might be subject to penalty (other than any penalty arising out of any agreement not made known in writing to Contractor to which Company may be a party), Contractor shall promptly notify Company of such violation to allow actions to be taken to remedy the violation, and Contractor shall transmit promptly to Company a copy of any citation or other communication received by Contractor setting forth any such alleged violation.

Section 2.04   Power of Attorney. Company hereby authorizes and appoints Contractor as its duly authorized attorney-in-fact, with full power of substitution in the premises, to file instruments, documents, and forms with all applicable regulatory agencies on behalf of Company to the extent requested by Company. This power and appointment shall continue in force and effect until revoked by Company in writing. Company further authorizes and appoints Contractor as its duly authorized attorney-in-fact, with full power of substitution in the premises, to deliver or furnish to the purchasers of oil, gas or other hydrocarbons produced from the Properties any and all instruments, documents, or other information which they may reasonably require in connection with their purchase thereof. This power and appointment shall continue in force and effect until revoked by Company in writing.

ARTICLE 3.
EXPENDITURES

Section 3.01   Limitation of Expenditures. Contractor shall not undertake any single project hereunder reasonably estimated to require an expenditure in excess of $50,000 net to the interest of Company without Company’s prior approval, except expenditures in an emergency requiring immediate action to protect persons or property from immediate injury or damage. In the event of an emergency requiring an expenditure in excess of such limitation, Contractor shall provide Company notice thereof as soon as reasonably practical but in any event within forty-eight (48) hours of such occurrence.

ARTICLE 4.
TERM

Section 4.01   Term. Except as provided in Section 4.02, this Agreement shall remain in effect from the Effective Date until this Agreement is terminated in accordance with Section 4.02 below (the “Term”).

Section 4.02   Termination. This Agreement may be terminated by any of the following means:

(a)           the written agreement of the Parties;

(b)           ninety (90) days prior written notice by one Party to the other Party at any time after the Effective Date;

(c)           either Party may terminate this Agreement if the other Party breaches any of its material obligations to the other Party under this Agreement, and the other Party has failed to correct and remedy the causes and consequences of such breach to the reasonable satisfaction of the terminating Party within sixty (60) days in the case of a breach not involving the payment of money and thirty (30) days in the case of a failure to make a required payment after written notice from the terminating Party detailing said breach;

(d)           either Party may terminate this Agreement if there is instituted by or against the other Party any proceedings under any bankruptcy law, or under any other law for the relief of debtors now or hereafter existing, or a receiver is appointed for all or substantially all of the assets of the other Party;

(e)           either Party may terminate this Agreement if the other Party shall (i) become insolvent, (ii) generally fail to, or admit in writing its inability to, pay debts as they become due, (iii) make a general assignment for the benefit of creditors, or (iv) apply for, consent to or acquiesce in the appointment of a trustee, receiver or other custodian; or

(f)            either Party may terminate this Agreement if a substantial portion of the assets or properties of the other Party shall be seized or taken by order of a governmental or judicial authority, if any order of attachment, garnishment, or any other writ shall be issued against the other Party or any of its assets, or if any other lawful creditor’s remedy shall be asserted or exercised with respect thereof.

If a Party wishes to exercise its right to terminate this Agreement under any of paragraphs (d) through (f) of this Section 4.02, it must give the other Party prior written notice to terminate this Agreement and termination is effective upon the delivery of such notice.

Section 4.03   Effects of Termination. The termination of this Agreement in accordance with the provisions of this Article 4 shall have the following effects:

(a)           Except for the mutual indemnities, covenants, obligations or other provisions contained in this Section 4.03, Articles 5 and 6 and Section 7.11 herein, the Parties’ obligations hereunder are limited to the Term of this Agreement.

(b)           Company shall pay to Contractor the amount of any and all costs and expenses accrued to the date of such termination which are payable by Company to Contractor in accordance with the provisions hereof.

(c)           Upon termination of this Agreement, Contractor shall (at Company’s cost only in the event this Agreement is terminated pursuant to Section 4.02(c) if such termination is because of a breach by Company, or Sections 4.02(d), (e), or (f)) if Company is the “other Party” as described in such Sections 4.02(d), (e) or (f) promptly deliver to Company possession of all assets, books and records of

Company in Contractor’s possession and shall provide the Company with copies of all books and records relating to the business of Company in Contractor’s possession (including electronic copies in the format requested by Company and reasonably within Contractor’s capability) and cooperate in the smooth transition of the Services provided to the Company to a replacement service provider or Company employee. If Company is responsible for the cost of said delivery, as provided in the preceding sentence, personnel costs of Contractor associated with such activities, if applicable, shall be billed at Contractor’s labor rates as defined in Exhibit C.

(d)           Upon termination of this Agreement (i) by Company pursuant to Section 4.02(b) or (ii) by Contractor pursuant to Section 4.02(c) because of a breach by Company or Sections 4.02(d), (e), or (f) if Company is the “other Party” as described in such Sections 4.02(d), (e) or (f), Company shall:

(i)            on the effective date of such termination make an offer to employ and hire, on substantially the same terms and for the same position as currently occupied, all Employees who have spent greater than 50% of their time during the previous six (6) months on Company business activities and work (collectively, the “Transition Employees”) or not later than thirty (30) days following the effective date of such termination pay in cash severance to each Transition Employee, who is not hired by Company and who does not continue as an employee of Contractor or its affiliates following the effective date of termination, equal to one (1) week of such Transition Employee’s salary (excluding any bonus or incentive compensation) for every year such Transition Employee was employed by Contractor (including the term such Transition Employee was co-employed by Contractor and Company pursuant to the Co-Employer Agreement);

(ii)           as soon as practicable following the effective date of such termination and provided that the applicable lessor allows and agrees with the same, assume any furniture leases, truck leases, computer leases or other personal property leases of Contractor procured solely for the provision of the Services hereunder; and

(iii)           during the remainder of the term of Contractor’s lease for its facilities located in Houston, Texas, pay Contractor a monthly amount, as determined by Contractor, equal to Company’s portion of the overhead expenses for the Houston, Texas facilities, pro-rated based upon Company’s past or current usage of the Houston, Texas facilities. Invoicing and payment of such amount shall occur in conformance with the provisions of Exhibit B.

If this Agreement is terminated by the parties pursuant to Section 4.02(a), the parties shall at the time of termination agree upon the obligations of Company following such termination with respect to the matters addressed in Section 4.03(d)(i), (ii) and (iii) above. If agreement cannot be reached at such time, then the parties agree that Company’s obligations shall be as set forth in Section 4.03(d)(i), (ii) and (iii) above.

Section 4.04   Proprietary Data. No Party shall have a right to any proprietary data, software or information of the other Parties, except during the Term of this Agreement as provided herein.

ARTICLE 5.
INDEMNITIES

Section 5.01   Indemnification by Contractor. Contractor shall indemnify, defend and hold harmless Company and its Affiliates (as defined below) and their respective officers, directors, partners, managers, members, employees and agents, from any and all actual claims, demands, causes of action, suits, proceedings (formal or informal), losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys fees and court costs (collectively, “Costs”), sustained or incurred by or asserted against Company and/or its Affiliates and/or their respective officers, directors, partners, managers, members, employees and/or agents, by any individual, person, firm, corporation, governmental authority, partnership, or other entity (a “Person”) by reason of or arising out of: (i) any breach of this Agreement by Contractor; (ii) any act or inaction of Contractor and/or its Affiliates and/or any of their respective officers, directors, partners, managers, members, employees, agents and/or contractors while engaged in the business activities and work of Contractor and/or its Affiliates (other than the provision of Services hereunder); or (iii) any act of fraud, willful misconduct or gross negligence of Contractor and/or its Affiliates and/or any of their respective officers, directors, partners, managers, members, employees, agents and/or contractors. Company shall promptly give written notice to Contractor when a claim is made against Company or its Affiliates and/or their respective officers, directors, partners, managers, members, employees or agents for which indemnity may be owed to Company by Contractor pursuant to this Section 5.01. Contractor shall participate at its own expense in defense of such claims but Company shall each have the right to employ its own separate counsel. Company shall assist Contractor in the defense of any claim for which Contractor may owe indemnification hereunder and is undertaking to provide a defense, by making available to Contractor such records and personnel of Company as may be reasonably requested in the defense of such claim.

“Affiliates” means, with respect to a specified Person, another Person, controlling, controlled by, or under common control with, the specified Person. Company and Contractor are not “Affiliates” for purposes of this Agreement.

Section 5.02   Indemnification by Company. Company shall indemnify, defend and hold harmless Contractor and its Affiliates and their respective officers, directors, partners, managers, members, employees and agents, from any and all Costs sustained or incurred by or asserted against Contractor and/or its Affiliates, and/or their respective officers, directors, partners, managers, members, employees and/or agents, by any Person by reason of or arising out of: (i) any breach of this Agreement by Company; (ii) any act of fraud, willful misconduct or gross negligence of Company and/or its Affiliates and/or any of their respective officers, directors, partners, managers, members, employees, agents and/or contractors (other than Contractor, and its Affiliates and its respective contractors); (iii) personal injury to or illness or death of any Person caused by Company or Company’s contractors (excluding Contractor and its Affiliates and its respective contractors), which injury, illness or death arises out of or is incident to Company’s performance of its obligations under this Agreement; or (iv) Contractor’s performance of Services, including but not limited to the performance of the Services by the Employees, except to the extent Contractor is required to indemnify Company under Section 5.01 above or said Costs relate to Contractor’s breach of this Agreement. Contractor shall promptly give written notice to Company when a claim is made against Contractor and/or its Affiliates and/or their respective officers, directors, partners, managers, members, employees and/or agents for which indemnity may be owed to Contractor by Company pursuant to this Section 5.02. Company shall at its own expense participate in defense of such claims, but Contractor shall have the right to employ its own separate counsel. Contractor shall assist Company in the defense of any claim for which Company owes indemnification hereunder and is undertaking to provide a defense, by making available to Company such records and personnel of Contractor as may be reasonably requested for the defense of such claim.

Section 5.03   Non-Assumption of Liabilities. Contractor shall not, by entering into this Agreement, assume or become liable to third parties for any of the obligations, debts or other liabilities of Company.

Section 5.04   EXPRESS NEGLIGENCE. THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 5.05   Limitations on Liability. Notwithstanding any other provision of this Agreement:

(a)           Contractor’s total liability for Contractor’s obligations under the Agreement excluding obligations under Section 5.01 (iii) but including, without limitation, obligations under Section 5.01(i) and 5.01(ii) shall be limited to, on an annual basis, $200,000.00.

(b)           In the event a claim is made under the insurance Contractor is required to provide pursuant to Section 1.06, Company shall reimburse Contractor for any applicable deductible actually paid by Contractor if the injury underlying such claim was caused by the failure of equipment associated with the Properties.

(c)           In the event an indemnification claim is made under Sections 5.01 or 5.02, the claim results from the actions or inactions of an Employee and it cannot be determined whether such Employee’s actions or inactions giving rise to the claim were in the course of working solely on Contractor business activities or work (excluding the provision of Services hereunder) or Company business activities or work, then Contractor and Company agree to apportion all Costs in accordance with the time such Employee spent on Contractor and Company business activities and work in the twelve (12) months preceding the date of the event triggering the claim for indemnification. For example, if the Employee spent 60% of his time on Company business activities and work, including but not limited to the provision of Services to Company hereunder on behalf of Contractor which shall be considered Company business activities and work, and 40% of his time on Contractor business activities and work unrelated to the provision of Services under this Agreement in the twelve (12) months preceding the date of the event triggering the claim for indemnification, Company and Contractor will split all Costs due any indemnified party for such claim, 60% paid by Company and 40% paid by Contractor. Contractor’s customary Employee time records shall determine the time an Employee spends on Company and Contractor business activities and work.

Section 5.06   Further Limitation on Liability Under Operating Agreements. Certain Services performed by Contractor, on behalf of Company, may constitute performance of obligations by Company as operator under joint operating agreements. Notwithstanding anything herein to the contrary, in the event Contractor breaches this Agreement with respect to the performance of such operator responsibilities, Contractor shall only have liability hereunder if under any applicable joint operating agreement Company would have liability to a non-operator. In the event that the Properties are not actually governed by a joint operating agreement, the most recent AAPL Form 610 1982 Model Form Operating Agreement shall be deemed the applicable document for determining whether or not Company would have liability to its non-operators.

ARTICLE 6.
ACCESS TO BOOKS AND RECORDS; CONFIDENTIALITY;
SOLICITATION OF EMPLOYEES

Section 6.01   Access to Books and Records. Contractor and its duly authorized representatives shall have complete and reasonable access to Company’s employees, offices, facilities and records wherever located, in order to discharge Contractor’s responsibilities hereunder. All records and materials furnished to Contractor by Company in performance of this Agreement shall at all times remain the property of Company, as appropriate. All books and records regarding the Properties and Wells shall, unless Company directs Contractor to deliver them to Company or another Person, be held by Contractor, as custodian for Company, in a commercially prudent and reasonable manner.

Section 6.02   Confidentiality. During the term of this Agreement and for two (2) years thereafter, each Party shall keep confidential all non-public information concerning the other Party or its Affiliates acquired during the term of this Agreement. For the purpose of this Section 6.02, confidential information is all information, including without limitation, information relating to financial statements, estimates of hydrocarbon reserves, geological information, asset listings, procurement of raw materials, production costs, production capabilities, general and administrative costs, raw material requirements, production specifications, product processing information and technology, packaging, sales or marketing information and all other related information provided by the Party making the information available (“Disclosing Party”) to the Party receiving the information (the “Recipient”), other than information which:

(a)           was already known by the Recipient prior to disclosure;

(b)           was publicly available to the Recipient at the time of disclosure or subsequently becomes publicly available other than through the act or omission of Recipient;

(c)           is required to be disclosed under applicable law or by a governmental order, decree, regulation or rule (provided that Recipient shall give written notice to the Disclosing Party prior to such disclosure); or

(d)           is, subsequent to disclosure, rightfully acquired from a source other than Disclosing Party provided that such source is not to the knowledge of the Recipient bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party or another party.

In the event the Recipient or its representatives are required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any confidential information, the Recipient shall provide the Disclosing Party with prompt notice of each such requirement in order to afford the Disclosing Party opportunity to seek an appropriate protective order. Further, if in the absence of a protective order, Recipient or any of Recipient’s representatives is, in the opinion of its counsel, compelled to disclose confidential information, the Recipient or the Recipient’s representatives, as applicable, may disclose only the requested confidential information in response to such process without liability hereunder.

At expiration or earlier termination of this Agreement, the Recipient shall return all confidential materials, including, without limitation, all originals, copies, reproductions and summaries of confidential information and destroy all copies of confidential information in its possession, power or control, which are present on magnetic media, optical disk, volatile memory or other storage device, in a manner that assures the confidential information is rendered unrecoverable.

Section 6.03   Rights, Restrictions and Obligations of the Receiving Party. During the term of this Agreement, the Recipient may disclose such confidential information only to its employees, officers and directors and Affiliates and potential and actual lenders and financial partners and advisors (each a “Disclosee”) who have a need to know such information exclusively for the purpose of executing its obligations or exercising its rights under this Agreement or otherwise dealing with the Properties and Wells and issues relating to the foregoing; provided that the Disclosing Party may, on a case by case basis, require that the Recipient obtain its written consent prior to disclosure of certain categories of confidential information to such Persons.

The Recipient shall inform Disclosee of the confidential nature of the information and be responsible for a breach by the Disclosee of the confidentiality provisions hereof.

Section 6.04   Audit Rights. Contractor shall maintain records and supporting documentation of all financial and non-financial transactions under this Agreement, sufficient to reasonably permit an audit thereof in accordance with this Section 6.04 during the Term hereof and for six (6) months thereafter. Contractor shall provide access at reasonable times agreed by the Parties to all such records and supporting documentation relating to the Services to Company for its auditors or regulators to examine Contractor’s charges and performance of the Services under this Agreement and to perform audits and inspections of Company and its business and for Company’s external auditors, who have signed confidentiality agreements reasonably satisfactory to Contractor, to the systems that process, store, support and transmit Company’s data in order that such auditors can verify the integrity of Company’s business records and data. Contractor shall provide reasonable cooperation to such auditors, inspectors, regulators and representatives during the Term hereof and for six (6) months thereafter.

ARTICLE 7.
MISCELLANEOUS

Section 7.01   Claims and Lawsuits. Contractor shall promptly notify Company of any claims received by Contractor regarding the Properties or the Wells. Without the approval of Company, Contractor shall not settle any claims against Company regarding the Properties or the Wells.

Section 7.02   Notices. All notices authorized or required to be given hereunder, unless otherwise specifically provided, shall be given in writing by personal delivery or by posting same in the United State mail, postage prepaid, certified mail, return receipt requested, addressed to the Party to whom directed at the following addresses:

If to Company:

Resaca Exploitation, Inc.

1331 Lamar, Suite 1450

Houston, Texas 77010

Attention: Dennis Hammond

If to Contractor:

Torch Energy Advisors Incorporated

1331 Lamar, Suite 1450

Houston, Texas 77010

Attention: Mary Lou Fry

Torch Energy Advisors Incorporated

1331 Lamar, Suite 1450

Houston, Texas 77010

Attention: Chris B. Work

or to such other address and to the attention of such other person or officer as either Party may designate by written notice pursuant to this Section 7.02.

Section 7.03   Other Activities. Company acknowledges that Contractor and its Affiliates own, manage and/or operate assets that compete directly with the business of Company and may own, manage and/or operate additional businesses and assets in the future that may compete with the business of Company and Company agrees that Contractor shall have no liability or accountability to Company for any such competing activities or interests or any profits or value generated therefrom.

Section 7.04   Force Majeure. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments hereunder, it is agreed that upon such Party giving notice and reasonably full particulars of such Force Majeure in writing or by facsimile to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall, as far as possible, be remedied with all reasonable dispatch. The term “Force Majeure” as used herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, hurricanes, floods, high-water washouts, arrest and restrains of governments and people, civil disturbances, explosions, enactment of statues, laws or regulations, acts of governmental bodies (other than changes in tax laws) and any other cause or causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming suspension and which by the exercise of reasonable diligence, such Party is unable to prevent or overcome. Either Party affected by a condition described in this Section 7.04 shall promptly notify the other Party of the existence and anticipated duration of such condition and any action taken to minimize the effect of such condition.

Section 7.05   Consequential, etc. Damages. Neither Party shall be liable hereunder for any exemplary, punitive, special, indirect, consequential, remote or speculative damages relating to any breach of this Agreement.

Section 7.06   Assignability. Contractor shall have no right or authority to assign this Agreement or any of its right hereunder to any other party without the prior written consent of Company, and any such assignment without such consent shall be null and void and of no force and effect. Company may assign this Agreement and its rights hereunder without the prior consent of Contractor.

Section 7.07   No Third Parties Benefited. This Agreement is entered into solely for the benefit of the Parties. Except as provided in Article 5, this Agreement is not intended to benefit, and shall not benefit, any third Person, and no such third Person shall have any right, claim or cause of action as a result of this Agreement.

Section 7.08   Law. This Agreement shall be construed under and in accordance with the laws of the State of Texas, but without reference to the conflicts of laws provisions thereof.

Section 7.09   Entire Agreement. This Agreement supersedes any prior understandings or written or oral agreements between the Parties regarding the subject matter hereof and embodies the entire agreement of the Parties with respect thereto. No amendment or modification of this Agreement shall be binding upon either Party hereto unless same is set forth in a writing executed by both Parties. In the event of a conflict between the provisions of this Agreement and the provisions of any operating agreement to which the Properties are subject, as between Company and Contractor the provisions of this Agreement shall control.

Section 7.10   Periodic Meetings. At Company’s request, Contractor will meet with the executive officers of Company to discuss any questions the executive officers of Company might have regarding the performance of the Services and the costs and expenses relative thereto. Contractor and Company agree to negotiate diligently and in good faith to resolve any issues presented at the periodic meetings.

Section 7.11   Publicity. Contractor may include Company’s name and a factual description of the work performed under this Agreement in its list of references and in citing its experience to third parties upon prior written notice of Company; provided, that inclusion in such list shall be in form and substance satisfactory to Company.

Section 7.12   Conflicts. In the event of a conflict between the terms of this Agreement and any Exhibits attached hereto, the terms of the Agreement shall control.

Section 7.13 Taxes Included. Payment of federal, state, local, foreign, and other taxes based on the Services shall be the responsibility of Contractor; provided, however, that the Company will reimburse Contractor for any federal, state, local or foreign excise, sales, use business privilege, gross receipts, value-added, single business, or other similar tax (excluding federal, state or local taxes based on income or profits of Contractor, or any franchise taxes assessed against Contractor) based on the Services, except to the extent that it results from action of Contractor not taken in good faith. In complying with applicable law, each Party shall reasonably cooperate with the other in minimizing any applicable tax and, in connection therewith, Company shall provide Contractor any resale certificates, information regarding out-of-state use of materials, services or sales, or other exemption certificates or information reasonably requested by Contractor.

Section 7.14   Amendment and Restatement of Original Agreement. Company, Contractor and TES agree that the Original Agreement is hereby amended and restated in its entirety and upon execution of this Agreement, effective as of the Effective Date, (i) the Original Agreement shall be of no further force and effect, and (ii) all rights and obligations Company and TES may have had under the Original Agreement shall be superseded by this Agreement.

[Signature page follows]

EXECUTED as of the date first above written.

Company:

RESACA EXPLOITATION, INC.

By:	/s/ Dennis Hammond
Dennis Hammond
President

Contractor:

TORCH ENERGY ADVISORS INCORPORATED

By:	/s/ Chris B. Work
Chris B. Work
Vice President

TORCH ENERGY SERVICES, INC.

By:	/s/ Mary Lou Fry
Mary Lou Fry
Vice President

Signature Page

EXHIBIT A
TO
SECOND AMENDED AND RESTATED AGREEMENT FOR ADMINISTRATIVE SERVICES

SERVICES

The following shall constitute the Services under the Agreement to which this Exhibit A is attached:

A.            Operations Accounting

1.             Maintain general accounting records relating the operation of the Properties in accordance with generally accepted accounting principles.

2.             Ensuring the accuracy and completeness of costs and expenses invoiced by third parties providing services in connection with the operation of the Properties.

3.             Paying and discharging costs and expenses incurred in operation of the Properties.

4.             Maintaining and preserving materials and supplies and keeping inventory of same.

B.            Marketing production from the Properties

1.             Negotiating, executing and the administration of production sales, processing, transportation, and similar contracts.

2.             Making nominations, and otherwise performing under such contracts.

3.             Accounting for production sold and proceeds received under such contracts.

C.            Administration of all land matters relating to the Properties

1.             Maintenance and preservation of Company’s interests in the Properties.

2.             Resolving any defects in title to the Properties.

3.             Ensuring that all lease bonuses, royalties, and similar payments are timely paid.

4.             Managing land matters in connection with drilling and reworking operations.

5.             Providing land-related support to any disposition of all or a portion of the Property.

D.            Vehicle Use. Company shall continue to utilize vehicles owned by TES, as has been the cease under the Original Agreement, and Contractor shall bill Company for the use of such vehicles as described in Exhibit B. As TES vehicles are retired, it is contemplated that Company shall procure new vehicles directly until the fleet of TES vehicles dedicated to Company is fully replaced.

E.             Operational Consulting. From time to time, Company may request that certain Contractor personnel assist in (1) the day to day supervision of the operations of the Properties, (2) the strategic planning of oil and gas operations, (3) the evaluation of new opportunities from an operational perspective, (4) the supervision of regulatory reporting and (5) other services which are operational in nature. Contractor agrees to provide such operational consulting services at its discretion.

F.             Making such arrangements with and employing such accountants, attorneys, banks, transfer agents, custodians, underwriters, engineers, technical consultants, insurance companies and other persons as may from time to time be requested by Company or may reasonably be necessary to manage Company’s business;

G.            Maintaining in good order the books and accounts, ledgers and records of Company and performing all day-to-day accounting functions of Company, including, without limitation, matters related to paying and receiving, billing, reserve estimates, contract coordination and administration and tax return preparation. Without limiting the generality of the foregoing, Contractor shall prepare, or assist in the preparation of, all requisite accounting reports and interim financial statements of Company, including balance sheets, statements of operations, changes in capital and cash flow and shall assist Company, in selecting an independent public accounting firm for the purpose of conducting annual financial audit reviews of Company and shall aid in coordinating such audits;

H.            Assisting in determining Company’s long and short-term capital requirements, in determining the best method of fulfilling Company’s capital requirements, in locating sources of equity and long and short-term debt financing, in preparing formal presentations to potential investors and lenders, in negotiating the terms and conditions of such financing and in consummating such financing;

I.              Providing Company, at its request, with relevant information for assessing the value of, or making decisions with respect to the acquisition, funding, management or disposition of, existing or future assets or investments of Company;

J.             Advising Company of any potential investments coming to its attention which Contractor believes Company may be interested in and which are within the scope of Company’s business;

K.            Providing information required for any litigation support;

L.             Execution of commodity hedging activity on behalf of, and at the direction of the Company.

EXHIBIT B
TO
SECOND AMENDED AND RESTATED AGREEMENT FOR ADMINISTRATIVE SERVICES

ACCOUNTING PROCEDURE
COMPENSATION SCHEDULE

I.         GENERAL PROVISIONS

1.             Definitions

A.            “Account” shall mean an account showing the charges paid and credits received in the conduct of the Services and which are to be shared by Company.

B.            “Personal Expenses” shall mean travel and other reasonable reimbursable expenses of the Employees.

C.            “Property” shall mean the Properties as such term is defined in the agreement to which this Accounting Procedure is attached.

2.             Statement and Billings

Contractor shall bill Company on or before the last day of each month for Account charges incurred in the preceding month. Such bills will be accompanied by statements which identify all charges and credits, summarized by appropriate classifications of expense.

3.             Advances and Payments by Company

Unless otherwise provided for in this Agreement, Contractor may require Company to advance estimated cash outlays for the succeeding month’s Services within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required whichever is later. Contractor shall adjust each monthly billing to reflect advances received from Company.

A.            Company shall pay all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at Amegy Bank on the first day of the month in which delinquency occurs plus 2%, or the maximum contract rate permitted by the applicable usury laws in the state of Texas, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts

4.             Adjustments

Payment of any such bills shall not prejudice the right of Company to protest or question the correctness thereof; provided, however, all bills and statements rendered to Company by Contractor during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Company takes written exception thereto and makes claim on Contractor for adjustment. No adjustment favorable to Contractor shall be made unless it is made within the same prescribed period.

5.             Audits

A.            Company, upon notice in writing to Contractor, shall have the right to audit Contractor’s accounts and records relating to the Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Contractor shall bear no portion of Company’s audit cost incurred under this paragraph unless agreed to by Contractor.

B.            Contractor shall reply in writing to an audit report within 180 days after receipt of such report.

6.             Approval by Company

Where an approval or other agreement of Company is expressly required under other sections of this Accounting Procedure, Contractor shall notify Company of Contractor’s proposal, and the agreement or approval of Company shall be controlling.

II.      DIRECT CHARGES

Contractor shall charge the Account with the following items:

1.             Houston Office Overhead

Company will pay Contractor a monthly overhead fee in the initial amount of $22,000 as compensation for the use of Contractor’s Houston office space by employees of Company. Such amount may be adjusted by mutual agreement between Contractor and the Company on a quarterly basis.

2.             Vehicle Use

Contractor shall charge Company for the use of TES-owned vehicles in Company operations. Rates charged by Contractor to Company for vehicle use shall equal rates published by the Petroleum Motor Transport Association.

3.             Charges for Contractor Services

Contractor will provide the Services on a time and materials basis for hours worked and materials used by Contractor. The rates for hours worked by Contractor personnel shall be computed using the Labor Rates listed in Exhibit C attached hereto. Said Labor Rates shall be adjusted as of the first day of January each year following the Effective Date of the Agreement to which this Accounting Procedure is attached. Contractor shall notify Company by October 1st of each year of any adjustment to Labor Rates which would take effect the following January 1st. If, after notification of the proposed new Labor Rates, the Company chooses to terminate this Agreement in accordance with Article 4, the Labor Rates applicable to the period after notification of termination and until the termination of the Agreement shall be those applicable prior to the effective date of the proposed new Labor Rates.

In addition, Contractor may adjust said Labor Rates during a calendar year to reflect (a) increases in compensation rates to Contractor personnel and/or (b) bonus compensation paid to Contractor personnel during a calendar year.

Except as set forth below, all out of pocket expenses incurred by Contractor personnel (internal and external) in providing the Administrative Services shall be borne by Company, including travel, food, lodging, entertainment, postage, courier and similar expenses, as well as out of the ordinary business supplies. Contractor shall charge the Account for third party vendor and contractor fees or expenses incurred by Contractor.

4.             Business Development Cost Sharing

Contractor, Company and TES recognize that, in the normal course of business, Contractor and Company will expend funds on corporate entertainment and events as a component of both Contractor’s and Company’s business development efforts. Company agrees to pay its pro rata share, as mutually agreed upon by both Contractor and Company, of the costs of such business development activities to the extent Contractor underwrites such activity and both Company and Contractor benefit from such activity.

EXHIBIT C
TO
SECOND AMENDED AND RESTATED AGREEMENT FOR ADMINISTRATIVE SERVICES

LABOR RATES

POSITION	HOURLY BILLING RATE
Special Executive Advisor	$220
Chief Executive Officer	$190
VP Operations	$165
Chief Financial Officer	$165
General Counsel	$170
Staff Attorney	$85
Marketing Manager	$135
Operations Manager	$145
Marketing Representative	$80
Controller	$115
Accountant	$90
Accounting Support	$60
Administrative Support	$50
Treasurer/HR	$145
Land	$120
Corporate Development	$105

*Other services as needed will be billed at actual gross payroll rate increased by a 55% overhead burden

The Hourly Billing Rates shown in the foregoing provision shall be adjusted as provided in Exhibit B.